UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2016

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6000 Shoreline Court, Suite 300, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On March 25, 2016, Veracyte, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Visium Healthcare Partners, LP (“Visium”), as lender and administrative agent for the financial institutions or entities from time to time party to the Credit Agreement (the “Lenders”). Under the Credit Agreement, two term loans are available to the Company with an aggregate principal amount of up to $40.0 million. The initial $25.0 million term loan (the “Initial Term Loan”) must be incurred by May 30, 2016 or the Credit Agreement terminates. On or prior to June 30, 2017, the Company may request the second term loan of up to $15.0 million (the “Second Term Loan” and together with the Initial Term Loan, the “Term Loans”). Availability of the Second Term Loan will be subject to the Company’s compliance with the terms and conditions of the Credit Agreement, including the minimum revenue covenant described below. The maturity of the Term Loans is March 31, 2022.

The Term Loans will bear interest at a fixed rate of 12.0% per annum, payable quarterly at the end of each March, June, September and December. No principal payments will be due during an interest-only period, commencing on the funding date for the Initial Term Loan (the “Initial Borrowing Date”) and continuing through and including March 31, 2020. The Company is obligated to repay the outstanding principal amounts under the Term Loans in eight equal installments during the final two years under the Credit Agreement. For any quarterly interest payment through and including the 16th interest payment date after the Initial Borrowing Date, so long as no event of default has occurred and is then continuing, the Company may elect to pay interest in cash on the outstanding principal amounts of the Term Loans at a fixed rate of 9.0%, with the remaining 3.0% of the 12.0% interest paid-in-kind by adding such paid-in-kind interest to the outstanding principal amounts of the Term Loans.

The Company may prepay the outstanding principal amount under the Term Loans subject to a minimum of $5.0 million of principal amount or a whole multiple of $1.0 million in excess thereof plus accrued and unpaid interest and a prepayment premium. The prepayment premium will be assessed on the principal amount repaid and will equal (i) 24.0% less the aggregate amount of all interest payments in cash, if the prepayment is made on or prior to March 31, 2018, (ii) 4.0%, if the prepayment is made after March 31, 2018 and on or prior to March 31, 2019, (iii) 2.0%, if the prepayment is made after March 31, 2019 and on or prior to March 31, 2020, and (iv) 1.0%, if the prepayment is made after March 31, 2020 and on or prior to March 31, 2021. After March 31, 2021 there is no prepayment premium.

The Credit Agreement contains customary representations, warranties, and events of default, as well as affirmative and negative covenants. The negative covenants include, among other provisions, covenants that limit or restrict the Company’s ability to incur liens, make investments, incur indebtedness, merge with or acquire other entities, dispose of assets, make dividends or other distributions to holders of its equity interests, engage in any material new line of business, or enter into certain transactions with affiliates, in each case subject to certain exceptions. To the extent the Company forms or acquires certain subsidiaries domiciled in the United States, those subsidiaries are required to be guarantors of the Company’s obligations under the Credit Agreement.

The Credit Agreement also includes financial covenants requiring the Company (i) to maintain, at all times for so long as the Term Loans remain outstanding, a balance of cash and cash equivalents of at least $5.0 million and (ii) to have generated, as of each fiscal quarter end for so long as the Term Loans remain outstanding, certain minimum revenues for each four consecutive fiscal quarter period ending on such date, which amount will initially be $40.0 million for each fiscal quarter end following the Initial Borrowing Date through September 30, 2016 and which amount will increase by $10.0 million at each fiscal year end for each subsequent four consecutive fiscal quarter period thereafter for so long as the Term Loans are outstanding. If the Company’s actual revenues are below the required minimum revenues for any given four consecutive fiscal quarter period, the Company may, subject to certain limitations, avoid a related event of default by raising proceeds from an equity issuance or certain subordinated debt issuances equal to the shortfall between its actual revenues and the minimum required revenues.

A portion of the net proceeds from the Initial Term Loan will be used to repay the outstanding balance under the Company’s existing credit facility, including a related end of term payment and prepayment premium.

In connection with the Credit Agreement, the Company entered into a security agreement (the “Security Agreement”) and a pledge agreement (the “Pledge Agreement”) with Visium, pursuant to which the Company granted Visium for the benefit of the Lenders a security interest in substantially all of its assets.

Concurrent with entering into the Credit Agreement, the Company entered into a letter agreement with Visium pursuant to which, for a period of one year following the Initial Borrowing Date, Visium has the right, but not the obligation, to participate in certain future equity financings of the Company in an amount of up to $5.0 million (the “Equity Participation Right Letter”).

The foregoing description of the Credit Agreement, Security Agreement, Pledge Agreement, and Equity Participation Right Letter is qualified in its entirety by reference to the full text of the Credit Agreement, Security Agreement, Pledge Agreement and Equity Participation Right Letter, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2016

VERACYTE, INC.

By	/s/ Shelly D. Guyer
Name:	Shelly D. Guyer
Title:	Chief Financial Officer